EXHIBIT 99.2

KAR Auction Services, Inc.
Q4 and YTD 2017 Supplemental Financial Information
February 20, 2018

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended December 31, 2017
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$108.9	$68.5	$42.3	$(46.9)	$172.8
Add back:
Income taxes	(39.5)	(16.5)	(9.3)	(4.4)	(69.7)
Interest expense, net of interest income	0.4	—	11.8	29.6	41.8
Depreciation and amortization	30.6	23.9	7.8	7.1	69.4
Intercompany interest	8.7	9.5	(0.1)	(18.1)	—
EBITDA	109.1	85.4	52.5	(32.7)	214.3
Intercompany charges	4.0	—	—	(4.0)	—
Non-cash stock-based compensation	2.2	1.1	0.8	3.6	7.7
Acquisition related costs	1.4	—	—	0.3	1.7
Securitization interest	—	—	(9.9)	—	(9.9)
Minority interest	0.1	—	—	—	0.1
Gain on previously held equity interest value	(21.6)	—	—	—	(21.6)
Severance	0.6	0.1	0.2	—	0.9
Other	(0.1)	0.8	0.7	—	1.4
Total addbacks	(13.4)	2.0	(8.2)	(0.1)	(19.7)
Adjusted EBITDA	$95.7	$87.4	$44.3	$(32.8)	$194.6

	Three Months Ended December 31, 2016
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$27.9	$29.0	$19.8	$(31.2)	$45.5
Add back:
Income taxes	16.0	16.8	12.2	(18.3)	26.7
Interest expense, net of interest income	(0.2)	—	9.4	28.7	37.9
Depreciation and amortization	27.4	23.5	7.7	6.1	64.7
Intercompany interest	9.3	9.5	(8.7)	(10.1)	—
EBITDA	80.4	78.8	40.4	(24.8)	174.8
Intercompany charges	3.1	—	—	(3.1)	—
Non-cash stock-based compensation	1.2	0.7	0.4	1.7	4.0
Loss on extinguishment of debt	—	—	1.4	—	1.4
Acquisition related costs	1.3	—	—	0.1	1.4
Securitization interest	—	—	(7.7)	—	(7.7)
Minority interest	1.1	—	—	—	1.1
Severance	0.3	0.1	—	—	0.4
Other	0.6	0.6	0.2	(0.3)	1.1
Total addbacks	7.6	1.4	(5.7)	(1.6)	1.7
Adjusted EBITDA	$88.0	$80.2	$34.7	$(26.4)	$176.5

	Year Ended December 31, 2017
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$260.9	$166.0	$103.9	$(168.8)	$362.0
Add back:
Income taxes	52.9	38.0	26.6	(81.5)	36.0
Interest expense, net of interest income	—	—	43.6	119.0	162.6
Depreciation and amortization	113.1	93.1	31.3	27.1	264.6
Intercompany interest	35.8	37.8	(20.2)	(53.4)	—
EBITDA	462.7	334.9	185.2	(157.6)	825.2
Intercompany charges	11.6	—	—	(11.6)	—
Non-cash stock-based compensation	7.3	3.9	2.6	11.4	25.2
Loss on extinguishment of debt	—	—	—	27.5	27.5
Acquisition related costs	5.2	—	—	1.6	6.8
Securitization interest	—	—	(34.9)	—	(34.9)
Minority interest	4.4	—	—	—	4.4
Gain on previously held equity interest value	(21.6)	—	—	—	(21.6)
Severance	2.3	0.3	0.3	—	2.9
Other	1.4	0.4	0.7	—	2.5
Total addbacks	10.6	4.6	(31.3)	28.9	12.8
Adjusted EBITDA	$473.3	$339.5	$153.9	$(128.7)	$838.0

	Year Ended December 31, 2016
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$156.9	$101.1	$88.4	$(124.0)	$222.4
Add back:
Income taxes	92.7	59.3	54.0	(73.1)	132.9
Interest expense, net of interest income	(0.3)	—	34.1	104.6	138.4
Depreciation and amortization	100.0	87.9	31.1	21.6	240.6
Intercompany interest	41.7	37.8	(33.8)	(45.7)	—
EBITDA	391.0	286.1	173.8	(116.6)	734.3
Intercompany charges	10.9	0.3	—	(11.2)	—
Non-cash stock-based compensation	4.6	2.6	1.8	10.1	19.1
Loss on extinguishment of debt	—	—	1.4	4.0	5.4
Acquisition related costs	4.9	0.2	0.1	3.4	8.6
Securitization interest	—	—	(28.0)	—	(28.0)
Minority interest	3.8	—	—	—	3.8
Loss on asset sales	1.6	0.2	—	0.6	2.4
Severance	1.7	0.1	0.1	—	1.9
Other	1.0	(0.6)	0.1	(0.1)	0.4
Total addbacks	28.5	2.8	(24.5)	6.8	13.6
Adjusted EBITDA	$419.5	$288.9	$149.3	$(109.8)	$747.9

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	December 31, 2017

Net income (loss)	$69.2	$57.2	$62.8	$172.8	$362.0
Add back:
Income taxes	34.1	33.9	37.7	(69.7)	36.0
Interest expense, net of interest income	40.2	39.9	40.7	41.8	162.6
Depreciation and amortization	64.5	64.5	66.2	69.4	264.6
EBITDA	208.0	195.5	207.4	214.3	825.2
Non-cash stock-based compensation	6.0	5.4	6.1	7.7	25.2
Loss on extinguishment of debt	—	27.5	—	—	27.5
Acquisition related costs	2.1	1.5	1.5	1.7	6.8
Securitization interest	(8.1)	(8.2)	(8.7)	(9.9)	(34.9)
Minority interest	1.7	1.0	1.6	0.1	4.4
(Gain)/Loss on asset sales	0.5	0.2	0.3	0.2	1.2
Gain on previously held equity interest value	—	—	—	(21.6)	(21.6)
Severance	0.7	0.8	0.5	0.9	2.9
Other	(0.3)	(0.2)	0.6	1.2	1.3
Total addbacks	2.6	28.0	1.9	(19.7)	12.8
Adjusted EBITDA	$210.6	$223.5	$209.3	$194.6	$838.0

Segment Results

Impact of the Tax Cuts and Jobs Act of 2017

As a result of the enactment of the Tax Cuts and Jobs Act of 2017, we estimate that our future effective tax rate will be 26% - 28%. The major provisions affecting the Company include a reduction in our federal income tax rate, the immediate expensing of certain capital expenditures and a reduced deduction for certain executive compensation. The impact of these changes, if they had applied to 2017, would have been a reduction in cash taxes of over $40 million and an increase in earnings per share of $0.30. In addition, the Company recorded an obligation for approximately $11.1 million in U.S. income taxes for unremitted foreign earnings as of December 31, 2017. In future years, there will be no federal U.S. taxes on funds repatriated from foreign operations; however, state and local income tax expense and withholding tax expense would be recognized, net of any applicable foreign tax credits.

Impact of Foreign Currency
The strengthening of the Canadian dollar has impacted the reporting of our Canadian operations in U.S. dollars. For the year ended December 31, 2017, fluctuations in the Canadian exchange rate increased revenue by $7.6 million, operating profit by $2.7 million, net income by $1.6 million and net income per diluted share by $0.01.
ADESA Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions, except per vehicle amounts)	2017	2016	2017	2016
ADESA revenue	$473.2	$442.3	$1,937.5	$1,765.3
Cost of services*	281.7	269.4	1,123.9	1,036.5
Gross profit*	191.5	172.9	813.6	728.8
Selling, general and administrative	99.9	89.2	360.0	327.0
Depreciation and amortization	30.6	27.4	113.1	100.0
Operating profit	$61.0	$56.3	$340.5	$301.8

Vehicles sold	744,000	700,000	3,180,000	2,885,000
Physical auction vehicles sold	507,000	523,000	2,242,000	2,142,000
Online only vehicles sold	237,000	177,000	938,000	743,000
Dealer consignment mix at physical auctions	44%	45%	45%	48%
Conversion rate at North American physical auctions	57.3%	54.9%	60.4%	58.0%
Physical auction revenue per vehicle sold, excluding purchased vehicles	$822	$773	$775	$753
Online only revenue per vehicle sold, excluding ADESA Assurance Program vehicles	$122	$115	$113	$110

* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended December 31, 2017 and 2016
Revenue
Revenue from ADESA increased $30.9 million, or 7%, to $473.2 million for the three months ended December 31, 2017, compared with $442.3 million for the three months ended December 31, 2016. The increase in revenue was primarily a result of a 6% increase in the number of vehicles sold (3% increase excluding acquisitions) and a 1% increase in average revenue per vehicle sold. Businesses acquired in the last 12 months accounted for an increase in revenue of $10.0 million. Revenue increased $3.5 million due to fluctuations in the Canadian exchange rate.
The increase in vehicles sold was primarily attributable to a 9% increase in institutional volume (8% increase excluding acquisitions), including vehicles sold on our online only platform, as well as a 2% increase in dealer consignment units sold (8% decrease excluding acquisitions) for the three months ended December 31, 2017 compared with the three months ended December 31, 2016. Online sales volume for ADESA represented approximately 48% of the total vehicles sold in the fourth quarter of 2017, compared with approximately 41% in the fourth quarter of 2016. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) vehicles sold on the TradeRev platform; (iv) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (v) bulletin-board or real-time online auctions (DealerBlock®). Upstream selling, midstream selling and TradeRev sales, which represent online only sales, accounted for approximately 68% of ADESA's online sales volume. ADESA sold approximately 237,000 and 177,000 vehicles (including 8% from acquisitions in the fourth quarter of 2017) through its online only offerings in the fourth quarter of 2017 and 2016, respectively, of which approximately 116,000 and 88,000 represented vehicle sales to grounding dealers in the fourth quarter of 2017 and 2016, respectively. For the three months ended December 31, 2017, dealer consignment vehicles represented approximately 44% of used vehicles sold at ADESA physical auction locations, compared with approximately 45% for the three months ended December 31, 2016. Vehicles sold at physical auction locations decreased 3% (4% decrease excluding acquisitions) in the fourth quarter of 2017, compared with the fourth quarter of 2016. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 57.3% for the three months ended December 31, 2017, compared with 54.9% for the three months ended December 31, 2016.
Physical auction revenue per vehicle sold increased $49, or 6%, to $822 for the three months ended December 31, 2017, compared with $773 for the three months ended December 31, 2016. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in auction fees related to higher average transaction prices and an increase in physical auction revenue per vehicle sold of $7 due to fluctuations in the Canadian exchange rate.
Online only auction revenue per vehicle sold increased $17 to $148 for the three months ended December 31, 2017, compared with $131 for the three months ended December 31, 2016. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program and the inclusion of TradeRev sales. Excluding vehicles purchased as part of the ADESA Assurance Program, online only revenue per vehicle would have been $122 and $115 for the three months ended December 31, 2017 and 2016, respectively. Excluding vehicles purchased as part of the ADESA Assurance Program and vehicles sold on the TradeRev platform, online only revenue per vehicle would have been $111 for the three months ended December 31, 2017.
Gross Profit
For the three months ended December 31, 2017, gross profit for ADESA increased $18.6 million, or 11%, to $191.5 million, compared with $172.9 million for the three months ended December 31, 2016. Gross profit for ADESA was 40.5% of revenue for the three months ended December 31, 2017, compared with 39.1% of revenue for the three months ended December 31, 2016. The increase in gross profit percentage was mainly attributable to the increase in online only volume and an increase in physical auction revenue. Online only sales have a higher gross profit percentage than physical auction sales.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $10.7 million, or 12%, to $99.9 million for the three months ended December 31, 2017, compared with $89.2 million for the three months ended December 31, 2016, primarily due to increases in selling, general and administrative expenses associated with acquisitions of $10.8 million, information technology costs of $1.4 million, incentive-based compensation expense of $1.2 million and other miscellaneous expenses aggregating $0.9 million, partially offset by a decrease in bad debt expense of $3.6 million.
Overview of ADESA Results for the Year Ended December 31, 2017 and 2016
Revenue
Revenue from ADESA increased $172.2 million, or 10%, to $1,937.5 million for the year ended December 31, 2017, compared with $1,765.3 million for the year ended December 31, 2016. The increase in revenue was primarily a result of a 10% increase in the number of vehicles sold (5% increase excluding acquisitions), partially offset by a less than 1% decrease in average revenue per vehicle sold as the mix of vehicles sold online increased as compared to the number of vehicles sold at physical auction. Businesses acquired accounted for an increase in revenue of $89.6 million. Revenue increased $5.5 million due to fluctuations in the Canadian exchange rate.
The increase in vehicles sold was primarily attributable to a 15% increase in institutional volume (11% increase excluding acquisitions), including vehicles sold on our online only platform, as well as a 1% increase in dealer consignment units sold (7% decrease excluding acquisitions) for the year ended December 31, 2017 compared with the year ended December 31, 2016. Online sales volume for ADESA represented approximately 45% of the total vehicles sold in 2017, compared with approximately 42% in 2016. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) vehicles sold on the TradeRev platform; (iv) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (v) bulletin-board or real-time online auctions (DealerBlock®). Upstream selling, midstream selling and TradeRev sales, which represent online only sales, accounted for approximately 66% of ADESA's online sales volume. ADESA sold approximately 938,000 and 743,000 vehicles (including 2% from acquisitions in the fourth quarter of 2017) through its online only offerings in 2017 and 2016, respectively, of which approximately 471,000 and 385,000 represented vehicle sales to grounding dealers in 2017 and 2016, respectively. For the year ended December 31, 2017, dealer consignment vehicles represented approximately 45% of used vehicles sold at ADESA physical auction locations, compared with approximately 48% for the year ended December 31, 2016. Vehicles sold at physical auction locations increased 5% (2% decrease excluding acquisitions) in 2017, compared with 2016. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 60.4% for the year ended December 31, 2017, compared with 58.0% for the year ended December 31, 2016.
Physical auction revenue per vehicle sold increased $22, or 3%, to $775 for the year ended December 31, 2017, compared with $753 for the year ended December 31, 2016. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in auction fees related to higher average transaction prices and lower margin ancillary and other related services revenue and an increase in physical auction revenue per vehicle sold of $2 due to fluctuations in the Canadian exchange rate.
Online only auction revenue per vehicle sold increased $6 to $130 for the year ended December 31, 2017, compared with $124 for the year ended December 31, 2016. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program and the inclusion of TradeRev sales. Excluding vehicles purchased as part of the ADESA Assurance Program, online only revenue per vehicle would have been $113 and $110 for the year ended December 31, 2017 and 2016, respectively. The $3 increase in online only revenue per vehicle was attributable to increased revenue per vehicle for units sold on the TradeRev platform.
Gross Profit
For the year ended December 31, 2017, gross profit for ADESA increased $84.8 million, or 12%, to $813.6 million, compared with $728.8 million for the year ended December 31, 2016. Gross profit for ADESA was 42.0% of revenue for the year ended December 31, 2017, compared with 41.3% of revenue for the year ended December 31, 2016. The increase in gross profit percentage was mainly attributable to the increased mix of online only volume. Online only sales have a higher gross profit percentage than physical auction sales.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $33.0 million, or 10%, to $360.0 million for the year ended December 31, 2017, compared with $327.0 million for the year ended December 31, 2016, primarily due to increases in selling, general and administrative expenses associated with acquisitions of $27.7 million, compensation expense of $7.1 million, stock-based compensation expense of $2.6 million, information technology costs of $2.4 million, benefit-related expenses of $1.0 million, fluctuations in the Canadian exchange rate of $1.0 million and other miscellaneous expenses aggregating $4.6 million, partially offset by decreases in bad debt expense of $4.5 million, incentive-based compensation expense of $4.4 million, marketing expenses of $2.5 million and professional fees of $2.0 million.

IAA Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2017	2016	2017	2016
IAA revenue	$335.4	$302.6	$1,219.2	$1,098.0
Cost of services*	222.7	198.7	778.1	708.0
Gross profit*	112.7	103.9	441.1	390.0
Selling, general and administrative	27.2	25.3	107.1	104.2
Depreciation and amortization	23.9	23.5	93.1	87.9
Operating profit	$61.6	$55.1	$240.9	$197.9

Vehicles sold	635,000	610,000	2,369,000	2,184,000
* Exclusive of depreciation and amortization
Overview of IAA Results for the Three Months Ended December 31, 2017 and 2016
Revenue
Revenue from IAA increased $32.8 million, or 11%, to $335.4 million for the three months ended December 31, 2017, compared with $302.6 million for the three months ended December 31, 2016. The increase in revenue was a result of an increase in vehicles sold of approximately 4% for the three months ended December 31, 2017. Revenue per vehicle sold increased 6% for the three months ended December 31, 2017 compared with the three months ended December 31, 2016, and included an increase in revenue of $1.1 million due to fluctuations in the Canadian exchange rate, partially offset by a decrease of $4.4 million from HBC and a decrease in revenue of $0.5 million due to fluctuations in the U.K. exchange rate. Vehicles sold under purchase agreements were approximately 4% and 6% of total salvage vehicles sold for the three months ended December 31, 2017 and 2016, respectively. North American online sales volumes for IAA for the three months ended December 31, 2017 and 2016 represented approximately 60% of the total vehicles sold by IAA.
Gross Profit
For the three months ended December 31, 2017, gross profit at IAA increased to $112.7 million, or 33.6% of revenue, compared with $103.9 million, or 34.3% of revenue, for the three months ended December 31, 2016. The increase in gross profit was mainly attributable to an 11% increase in revenue, partially offset by a 12% increase in cost of services, which included costs associated with purchase contract vehicles and volume growth.
Excluding HBC, IAA's gross profit margin was 33.9% and 35.1% for the three months ended December 31, 2017 and 2016, respectively. For the three months ended December 31, 2017 and 2016, HBC had revenue of approximately $7.6 million and $12.0 million, respectively, and cost of services of approximately $6.1 million and $10.1 million, respectively, as fewer of HBC's vehicles were sold under purchase contracts. The entire selling price of the vehicle is recorded as revenue and cost of services for purchase contracts.
IAA sold over 65,000 vehicles and recorded approximately $44.6 million of revenue and $4.0 million of gross profit for the three months ended December 31, 2017 related to catastrophic events in Texas and Florida. Excluding these events (and HBC as noted above), IAA's gross profit margin was 37.9% for the three months ended December 31, 2017. IAA incurred significant costs in Texas and Florida in response to Hurricanes Harvey and Irma. Costs were incurred for real estate, security, lot operations and related support. IAA recovered these excess costs incurred as vehicles were sold in the fourth quarter of 2017 and expects to recover the remainder of these excess costs in the first quarter of 2018.

Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $1.9 million, or 8%, to $27.2 million for the three months ended December 31, 2017, compared with $25.3 million for the three months ended December 31, 2016. The increase in selling, general and administrative expenses was primarily attributable to increases in incentive-based compensation expense of $0.7 million, professional fees of $0.7 million, supply expenses of $0.5 million, compensation expense of $0.4 million, stock-based compensation expense of $0.4 million and other miscellaneous expenses aggregating $0.2 million, partially offset by decreases in bad debt expense of $0.5 million and marketing expenses of $0.5 million.
Overview of IAA Results for the Year Ended December 31, 2017 and 2016
Revenue
Revenue from IAA increased $121.2 million, or 11%, to $1,219.2 million for the year ended December 31, 2017, compared with $1,098.0 million for the year ended December 31, 2016. The increase in revenue was a result of an increase in vehicles sold of approximately 8% for the year ended December 31, 2017. Revenue per vehicle sold increased 2% for the year ended December 31, 2017 compared with the year ended December 31, 2016, and included an increase in revenue of $1.7 million due to fluctuations in the Canadian exchange rate, partially offset by a decrease of $13.7 million from HBC and a decrease in revenue of $2.0 million due to fluctuations in the U.K. exchange rate. IAA's North American same-store total loss vehicle inventory increased approximately 3% at December 31, 2017, as compared to December 31, 2016, in part related to recent catastrophic events. Vehicles sold under purchase agreements were approximately 5% and 7% of total salvage vehicles sold for the year ended December 31, 2017 and 2016, respectively. North American online sales volumes for IAA for the years ended December 31, 2017 and 2016 represented approximately 60% of the total vehicles sold by IAA.
Gross Profit
For the year ended December 31, 2017, gross profit at IAA increased to $441.1 million, or 36.2% of revenue, compared with $390.0 million, or 35.5% of revenue, for the year ended December 31, 2016. The increase in gross profit was mainly attributable to an 11% increase in revenue, partially offset by a 10% increase in cost of services, which included costs associated with purchase contract vehicles, costs incurred to store and process vehicles for Hurricanes Harvey and Irma and organic volume growth.
Excluding HBC, IAA's gross profit margin was 36.9% and 36.7% for the year ended December 31, 2017 and 2016, respectively. For the year ended December 31, 2017 and 2016, HBC had revenue of approximately $37.9 million and $51.6 million, respectively, and cost of services of approximately $32.2 million and $45.8 million, respectively, as fewer of HBC's vehicles were sold under purchase contracts. The entire selling price of the vehicle is recorded as revenue and cost of services for purchase contracts.
IAA sold over 65,000 vehicles and recorded approximately $45.1 million of revenue and a $0.3 million gross loss for the year ended December 31, 2017 related to catastrophic events in Texas and Florida. Excluding these events (and HBC as noted above), IAA's gross profit margin was 38.3% for the year ended December 31, 2017. IAA incurred significant costs in Texas and Florida in response to Hurricanes Harvey and Irma. Costs were incurred for real estate, security, lot operations and related support. These costs were incurred in advance of revenue. IAA recovered these excess costs incurred as vehicles were sold in 2017 and expects to recover the remainder of these excess costs in the first quarter of 2018.
Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $2.9 million, or 3%, to $107.1 million for the year ended December 31, 2017, compared with $104.2 million for the year ended December 31, 2016. The increase in selling, general and administrative expenses was primarily attributable to an increase in compensation expense of $3.2 million, incentive-based compensation expense of $2.1 million and stock-based compensation expense of $1.3 million, partially offset by decreases in employee related expenses of $1.5 million, bad debt expense of $0.9 million and other miscellaneous expenses aggregating $1.3 million.

AFC Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions except volumes and per loan amounts)	2017	2016	2017	2016
AFC revenue	$81.8	$68.8	$301.3	$286.8
Cost of services*	20.7	20.2	85.2	82.9
Gross profit*	61.1	48.6	216.1	203.9
Selling, general and administrative	8.5	6.8	30.9	28.7
Depreciation and amortization	7.8	7.7	31.3	31.1
Operating profit	$44.8	$34.1	$153.9	$144.1

Loan transactions	414,000	417,000	1,688,000	1,718,000
Revenue per loan transaction, excluding “Other service revenue”	$178	$145	$159	$148
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended December 31, 2017 and 2016
Revenue
For the three months ended December 31, 2017, AFC revenue increased $13.0 million, or 19%, to $81.8 million, compared with $68.8 million for the three months ended December 31, 2016. The increase in revenue was the result of an increase in revenue per loan transaction of 23%, partially offset by a 2% decrease in "Other service revenue" generated by PWI and a decrease in loan transactions of 1%.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $33, or 23%. The decrease in provision for credit losses, which is a reduction of revenue, resulted in an increase in revenue per loan transaction of $13 for the three months ended December 31, 2017. The remaining $20 increase in revenue per loan transaction was primarily the result of increases in fee revenue and interest yield as a result of prime rate increases. Revenue per loan transaction excludes "Other service revenue."
The provision for credit losses decreased to 1.4% of the average managed receivables for the three months ended December 31, 2017 from 2.6% for the three months ended December 31, 2016. The provision for credit losses is expected to be under 2%, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.
Gross Profit
For the three months ended December 31, 2017, gross profit for the AFC segment increased $12.5 million, or 26%, to $61.1 million, or 74.7% of revenue, compared with $48.6 million, or 70.6% of revenue, for the three months ended December 31, 2016, primarily as a result of a 19% increase in revenue, partially offset by a 2% increase in cost of services. The increase in cost of services was the result of increases in compensation expense of $0.6 million and other expenses aggregating $0.2 million, partially offset by decreases in PWI expenses of $0.3 million. The floorplan lending business gross profit margin percentage increased from 76.8% to 79.8% as a result of higher revenue per loan transaction.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $1.7 million, or 25%, to $8.5 million for the three months ended December 31, 2017, compared with $6.8 million for the three months ended December 31, 2016. The increase in selling, general and administrative expenses was primarily attributable to increases in incentive-based compensation expense of $1.2 million, stock-based compensation expense of $0.3 million other expenses aggregating $0.2 million.

Overview of AFC Results for the Year Ended December 31, 2017 and 2016
Revenue
For the year ended December 31, 2017, AFC revenue increased $14.5 million, or 5%, to $301.3 million, compared with $286.8 million for the year ended December 31, 2016. The increase in revenue was the result of a 7% increase in revenue per loan transactions and an increase of 3% in "Other service revenue" generated by PWI, partially offset by a decrease in loan transactions of 2%. The increase in revenue and revenue per loan transaction included the impact of an increase in revenue of $0.4 million due to fluctuations in the Canadian exchange rate. In addition, managed receivables increased to $1,912.6 million at December 31, 2017 from $1,792.2 million at December 31, 2016.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $11, or 7%. The provision for credit losses, which is a reduction of revenue, resulted in a reduction of revenue per loan transaction of $2 for the year ended December 31, 2017. The remaining $13 increase in revenue per loan transaction was primarily the result of increases in fee revenue and interest yield as a result of prime rate increases. Revenue per loan transaction excludes "Other service revenue."
The provision for credit losses increased to 1.9% of the average managed receivables for the year ended December 31, 2017 from 1.8% for the year ended December 31, 2016. The provision for credit losses is expected to be under 2%, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.
Gross Profit
For the year ended December 31, 2017, gross profit for the AFC segment increased $12.2 million, or 6%, to $216.1 million, or 71.7% of revenue, compared with $203.9 million, or 71.1% of revenue, for the year ended December 31, 2016, primarily as a result of a 5% increase in revenue, which includes the increased provision for credit losses, partially offset by a 3% increase in cost of services. The increase in cost of services was the result of increases in compensation expense of $1.7 million, lot checks of $1.1 million and collection costs of $0.9 million, partially offset by decreases in PWI expenses of $1.1 million and other expenses aggregating $0.3 million. The floorplan lending business gross profit margin percentage was 77.6% for the year ended December 31, 2017 and was consistent with the prior year.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $2.2 million, or 8%, to $30.9 million for the year ended December 31, 2017, compared with $28.7 million for the year ended December 31, 2016. The increase was primarily attributable to increases in compensation expense of $0.8 million, stock-based compensation expense of $0.8 million, incentive-based compensation of $0.4 million and an increase in selling, general and administrative costs at PWI of $0.4 million, partially offset by a decrease in other miscellaneous expenses aggregating $0.2 million.

LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its Credit Facility. The company's principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	December 31, 2017	December 31, 2016
Cash and cash equivalents	$317.2	$201.8
Restricted cash	19.4	17.9
Working capital	748.2	506.2
Amounts available under Credit Facility*	350.0	219.5
Cash flow from operations for the year ended	588.8	378.0
* KAR Auction Services, Inc. has a $350 million revolving line of credit as part of the company's Credit Agreement. There were related outstanding letters of credit totaling approximately $42.8 million, and $29.7 million at December 31, 2017 and December 31, 2016, respectively, which reduced the amount available for borrowings under the revolving credit facility.
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. For the year ended December 31, 2017, the company used cash of $152.2 million to purchase property, plant, equipment and computer software.

Summary of Cash Flows

	Year Ended December 31,
(Dollars in millions)	2017	2016
Net cash provided by (used by):
Operating activities	$588.8	$378.0
Investing activities	(379.8)	(765.3)
Financing activities	(107.6)	436.0
Effect of exchange rate on cash	14.0	(1.9)
Net increase in cash and cash equivalents	$115.4	$46.8
Cash flow from operating activities was $588.8 million for the year ended December 31, 2017, compared with $378.0 million for the year ended December 31, 2016. The increase in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends and increased profitability adjusted for non-cash items.
Net cash used by investing activities was $379.8 million for the year ended December 31, 2017, compared with $765.3 million for the year ended December 31, 2016. The decrease in net cash used by investing activities was primarily attributable to:

•	a decrease in cash used for acquisitions of approximately $358.8 million; and

•	a decrease in the additional finance receivables held for investment of approximately $27.9 million.
Net cash used by financing activities was $107.6 million for the year ended December 31, 2017, compared with net cash provided by financing activities of $436.0 million for the year ended December 31, 2016. The decrease in net cash from financing activities was primarily attributable to:

•	a decrease in net cash received of $414.6 million from the refinancing and repayment activities in 2017 compared with 2016;

•	an increase in common stock repurchases of approximately $69.6 million;

•	a decrease in the additional obligations collateralized by finance receivables of approximately $31.8 million; and

•	an increase in dividend payments of $17.7 million.

Non-GAAP Financial Measures

The company provides the following non-GAAP measures on a forward-looking basis: Adjusted EBITDA, free cash flow and operating adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), gains/losses associated with step acquisitions, significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes amortization expenses associated with acquired intangible assets, as well as one-time charges, net of taxes.